As filed with the Securities and Exchange Commission on May 4, 2007

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KFORCE INC.

(Exact name of registrant as specified in its charter)

FLORIDA	59-3264661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 EAST PALM AVENUE, TAMPA, FLORIDA	33605
(Address of Principal Executive Offices)	(Zip Code)

KFORCE INC. 2006 STOCK INCENTIVE PLAN

(Full title of the plan)

JOSEPH J. LIBERATORE

Chief Financial Officer

KFORCE INC.

1001 East Palm Avenue, Tampa, Florida 33605

(Name and address of agent for service)

(813) 552-5000

(Telephone number, including area code, of agent for service)

Copies of all communications to:

ROBERT J. GRAMMIG, ESQ.

HOLLAND & KNIGHT LLP

100 North Tampa Street, Suite 4100

Tampa, Florida 33602

(813) 227-8500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock Par Value—$0.01	3,000,000	$14.04	$42,120,000	$1,293.08

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares of Common Stock which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Kforce Inc. 2006 Stock Incentive Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, upon the basis of the average of the high and low prices of the Common Stock of the Registrant on May 1, 2007, as reported on The NASDAQ Global Select Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers up to 3,000,000 shares of common stock of Kforce Inc. (“Kforce”) to be issued to certain of our officers, directors, employees and consultants pursuant to the Kforce Inc. 2006 Stock Incentive Plan (“Stock Incentive Plan”). The materials that follow Part I and precede Part II of this Registration Statement constitute a Reoffer Prospectus, prepared in accordance with the requirements of Part I of Form S-3, in accordance with General Instruction C of Form S-8. The Reoffer Prospectus may be utilized for the reoffer and resale of up to 3,000,000 shares of common stock to the extent acquired by the selling shareholders who may be deemed to be “affiliates” of Kforce, as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Selling Shareholders”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 (plan information and registrant information) will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

This Registration Statement also includes a Reoffer Prospectus that has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales on a continuous or delayed basis of up to 3,000,000 shares of common stock that are issuable to the Selling Shareholders under the Stock Incentive Plan.

REOFFER PROSPECTUS

UP TO 3,000,000 SHARES OF

COMMON STOCK,

PAR VALUE $0.01 PER SHARE OF

KFORCE INC.

This Reoffer Prospectus relates to 3,000,000 shares of our common stock, par value $0.01 per share, that may be offered from time to time by the selling shareholders (the “Selling Shareholders”) who may be deemed to be “affiliates” of Kforce Inc., as defined in Rule 405 under the Securities Act of 1933. The shares of common stock being offered may be acquired by the Selling Shareholders pursuant to exercise of incentive stock options, nonqualified stock options and stock appreciation rights and grants of restricted stock awards, performance units, and performance shares, pursuant to the Kforce Inc. 2006 Stock Incentive Plan (the “Stock Incentive Plan”).

The shares of common stock are “control securities” under the Securities Act of 1933, before their sale under this Reoffer Prospectus. The Selling Shareholders may sell all or a portion of their shares from time to time through public or private transactions, directly or through brokers or otherwise, and at prevailing market prices or in privately negotiated prices. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” beginning on page 12. This Reoffer Prospectus also relates to such additional number of our common shares as may be issued to the Selling Shareholders as a result of future share adjustments, in respect of our common shares that are covered by this Reoffer Prospectus.

You should read this Reoffer Prospectus and any accompanying Reoffer Prospectus supplement carefully before you make your investment decision. We will not receive any proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the Selling Shareholders will be borne by such Selling Shareholder.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “KFRC.” On April 27, 2007, the closing price for the common stock, as reported by The NASDAQ Global Select Market, was $13.81. Our principal executive offices are located at 1001 East Palm Avenue, Tampa, Florida 33605. Our telephone number is (813) 552-5000.

THIS INVESTMENT INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is April 27, 2007.

SUMMARY

ABOUT KFORCE

Who We Are

We are a national provider of professional and technical specialty staffing services. Kforce is a Florida corporation and was formed in August 1994 as a result of the combination of Romac & Associates, Inc. and three of its largest franchises. Following an Initial Public Offering in August 1995, Kforce grew to 31 offices in 18 major markets. On April 20, 1998, Kforce consummated a merger whereby Source Services Corporation, was merged into Kforce. On June 7, 2004, we completed a transaction whereby Hall, Kinion and Associates, Inc. was merged into Kforce. On February 1, 2005, we completed the acquisition of VistaRMS, Inc. During 2006, Kforce completed the acquisition of PCCI Holdings, Inc. on January 31, 2006 and the acquisition of Bradson Corporation on October 1, 2006. At December 31, 2006, we operated 74 field offices in 43 markets and we currently provide services in all 50 states and the District of Columbia through these offices or from our headquarters in Tampa, Florida. We also have a field office in the Philippines as a result of our offshore outsourcing solutions. We provide our clients staffing services through four business segments: Technology (“Tech”), Finance and Accounting (“FA”), Health and Life Sciences (“HLS”) and Government. Substantially all Tech and FA services are sold and delivered through our field offices. The HLS segment includes our Clinical Research, Scientific, Healthcare-Nursing (“Nursing”) and Health Information Management (“HIM”) specialties. The sales and delivery functions of substantial portions of HLS, particularly Clinical Research and HIM, are concentrated in our headquarters. Substantially all the services of our Government segment are sold and delivered through prime contracts with Federal government agencies by field offices located in the Washington, D.C. metropolitan area. Our headquarters provides support services to our field offices in areas such as human resources, nationwide recruiting, training, and national sales initiatives, in addition to the traditional “back office” support services such as payroll, billing, accounting, legal, tax, data processing and marketing, which are highly centralized.

Kforce is focused on providing “staffing” services to our clients. Our staffing services include Flexible Staffing Services and Search Services. Kforce anticipates continued growth which may be organic and/or through acquisition of other entities that enhance or expand our existing businesses. We believe that we are positioned to acquire and integrate other businesses that are strategically beneficial.

FORWARD-LOOKING STATEMENTS

This Reoffer Prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this Reoffer Prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this Reoffer Prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. In addition, any forward-looking statements represent our estimates only as of the date this Reoffer Prospectus is filed with the Securities and Exchange Commission and should not be relied upon as representing our estimates as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

You should read this Reoffer Prospectus and the documents that we incorporate by reference into this Reoffer Prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

RISK FACTORS

Kforce may not be able to recruit and retain qualified personnel.

Kforce depends upon the abilities of its staff to attract and retain personnel, particularly technical and professional personnel, who possess the skills and experience necessary to meet the staffing requirements of our clients. We must continually evaluate and upgrade our base of available qualified personnel to keep pace with changing client needs and emerging technologies. We expect competition for individuals with proven technical or professional skills for the foreseeable future. If qualified personnel are not available to us in sufficient numbers and upon economic terms acceptable to us, it could have a material detrimental effect on our business.

Kforce’s current market share may decrease as a result of limited barriers to entry for new competitors and discontinuation of clients outsourcing of their staffing needs.

Kforce faces significant competition in the markets we serve, and there are limited barriers to entry for new competitors. The competition among staffing services firms is intense. Kforce competes for potential clients with providers of outsourcing services, systems integrators, computer systems consultants, temporary personnel agencies, search firms and other providers of staffing services. A number of our competitors possess substantially greater resources than we do. From time to time, we experience significant pressure from our clients to reduce price levels. During these periods, we may face increased competitive pricing pressures and may not be able to recruit the personnel necessary to fill our clients’ needs. We also face the risk that certain of our current and prospective clients will decide to provide similar services internally. There can be no assurance that we will continue to successfully compete.

We rely on short-term contracts with most of our clients.

Because long-term contracts are not a significant part of our business, future results cannot be reliably predicted by considering past trends or extrapolating past results. Further, our reliance on short-term contracts exerts continued pressure on us when we try to renew contracts with existing clients who may seek better terms at each renewal.

Our “offshore” outsourcing solutions are limited.

Many staffing customers are now seeking an “offshore” solution to support their technology and business process function and, as a result, a significant amount of technology and financial staffing may be replaced by “offshore” resources. Prior to January 31, 2006, we did not provide an “offshore” program. Following the acquisition of PCCI Holdings, Inc. (“PCCI”) on January 31, 2006, we now provide a limited technology staffing solution through a location in the Philippines to certain clients whose contracts were acquired in conjunction with the acquisition of PCCI. There can be no assurance that we will be able to compete successfully against other “offshore” solution providers or that we will not lose significant market share and revenue.

We do not provide a Vendor Management System (“VMS”) solution.

Many staffing customers are seeking to consolidate their use of staffing services through the use of VMS solutions. Kforce provides consultants to these clients through other staffing companies who utilize a VMS solution, but we do not currently provide this service directly to our clients. There can be no assurance that we can continue to effectively compete with those companies that provide a VMS solution.

Currently, Kforce is unable to recruit enough nurses to meet our clients’ demands for nurse staffing services, limiting the potential growth of our healthcare staffing business.

Kforce relies on its ability to attract, develop, and retain nurses and other healthcare personnel who possess the skills, experience and licensure necessary to meet the specified requirements of our healthcare staffing clients. We compete for healthcare staffing personnel with other temporary healthcare staffing companies, as well as actual and potential clients. Currently, there is a shortage of qualified nurses in most areas of the United States and competition for nursing personnel is increasing. At this time, we do not have enough nurses to meet our clients’ demands for our nurse staffing services. This shortage of nurses limits Kforce’s ability to grow our healthcare staffing business. Furthermore, we believe that the aging of the existing nurse population and declining enrollments in nursing schools will result in further competition for qualified nursing personnel.

Decreases in patient occupancy at healthcare clients’ facilities may adversely affect the profitability of Kforce’s business.

Demand for temporary healthcare staffing services is significantly affected by the general level of patient occupancy at healthcare clients’ facilities. When a hospital’s occupancy increases, temporary employees are often added before full-time employees are hired. As occupancy decreases, clients may reduce their use of temporary employees before undertaking layoffs of their regular employees. Kforce may also experience more competitive pricing pressure during periods of occupancy downturn. This reduction in occupancy could adversely affect the demand for services and Kforce’s profitability. Although demand has improved for our healthcare staffing services during 2004, 2005, and 2006, there can be no assurance that such demand will remain at current levels.

Significant legal actions, particularly relating to our healthcare staffing services, could subject Kforce to substantial uninsured liabilities.

In recent years, healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. In addition, we may be subject to claims related to torts or crimes committed by our employees or temporary staffing personnel. In some instances, we are required to indemnify clients against some or all of these risks. A failure of any of our employees or personnel to observe our policies and guidelines intended to reduce these risks, relevant client policies and guidelines or applicable Federal, state or local laws, rules and regulations could result in negative publicity, payment of fines or other damages. To protect ourselves from the cost of these claims, we maintain professional malpractice liability insurance, fidelity insurance and general liability insurance coverage in amounts and with deductibles that we believe are appropriate for our operations. Our insurance coverage, however, may not cover all claims against us or continue to be available to us at a reasonable cost. If we are unable to maintain adequate insurance coverage, we may be exposed to substantial liabilities.

The addition of offices and entry into new geographic markets may not occur on a timely basis or achieve anticipated financial results.

Kforce’s growth depends in part on our ability to enter new vertical or geographic markets successfully. This expansion is dependent on a number of factors, including our ability to:

•	develop, recruit and maintain a base of qualified professionals within a new geographic market;

•	initiate, develop and sustain corporate client relationships in each new vertical or geographic market;

•	attract, hire, integrate and retain qualified sales and sales support employees; and

•	accurately assess the demand in a new market.

The addition of new offices and entry into new vertical or geographic markets typically result in increases in operating expenses, primarily due to increased employee headcount. Expenses are incurred in advance of forecasted revenue, and there is typically a delay before our new employees reach full productivity. Additionally, demand for our services in new markets that we enter might also be less than we anticipate. If we are unable to enter new vertical or geographic markets in a cost-effective manner or if demand for our services in new markets does not meet or exceed our forecasts, our business, operating results and financial condition could be negatively impacted. In 2004, 2005 and 2006, we closed and consolidated offices to improve efficiency, and further closures or consolidation may occur depending on market and competitive conditions.

Competition for acquisition opportunities may restrict Kforce’s future growth by limiting our ability to make acquisitions at reasonable valuations.

Kforce’s business strategy includes increasing market share and presence in the staffing industry through strategic acquisitions of companies that complement or enhance our business. We have historically faced competition for acquisitions. In the future, this could limit our ability to grow through acquisitions or could raise the prices of acquisitions and make them less accretive or possibly non-accretive to us. In addition, Kforce may be limited by its ability to obtain financing to consummate desirable acquisitions.

Kforce may face difficulties integrating acquisitions into existing operations and acquisitions may be unsuccessful, involve significant cash expenditures or expose Kforce to unforeseen liabilities.

Kforce continually evaluates opportunities to acquire staffing companies that complement or enhance our business and frequently has preliminary acquisition discussions with some of these companies.

These acquisitions involve numerous risks, including:

•	potential loss of key employees or clients of acquired companies;

•	difficulties integrating acquired personnel and distinct cultures into a single business;

•	diversion of management attention from existing operations; and

•	assumption of liabilities and exposure to unforeseen liabilities of acquired companies.

These acquisitions may also involve significant cash expenditures, debt incurrence, integration expenses and exposure to unforeseen liabilities that could have a material adverse effect on our financial condition and results of operations. Any acquisition may ultimately have a negative impact on our business and financial condition.

Kforce faces significant employment liability risk.

Kforce employs and places people in the workplaces of other businesses. An inherent risk of such activity includes possible claims of errors and omissions, misuse of client proprietary information, misappropriation of funds, discrimination and harassment, employment of illegal aliens, theft of client property, other criminal activity, torts or other claims. We have policies and guidelines in place to reduce our exposure to such risks. However, failure of any employee or personnel to follow these policies and guidelines may result in negative publicity, injunctive relief, payment by Kforce of monetary damages or fines or other material adverse effects upon our business. Moreover, we could be held responsible for the actions at a workplace of persons not under our immediate control. To reduce our exposure, we maintain insurance covering general liability, workers compensation claims, errors and omissions, and employee theft. Due to the nature of our assignments, in particular, access to client information systems and confidential information, and the potential liability with respect thereto, we may not be able to obtain insurance coverage in amounts adequate to cover any such liability on acceptable terms. In addition, we face various employment-related risks not covered by insurance, such as wage and hour laws and employment tax responsibility.

Kforce may be adversely affected by government regulation of the staffing business.

Our business is subject to regulation and licensing in many states. While we have had no material difficulty complying with regulations in the past, there can be no assurance that we will be able to continue to obtain all necessary licenses or approvals or that the cost of compliance will not prove to be material. If we fail to comply, such failure could materially adversely affect Kforce’s financial results.

There are proposed changes in government visa rules that may materially impact our ability to bring foreign-born nurses to the United States. Our ability to bring nurses into the United States in the future may be severely impacted, which would affect our nurse staffing revenue. Kforce relies partially on foreign-born nurses in order to provide nurse staffing services to our healthcare customers.

Kforce may be adversely affected by government regulation of the workplace.

Part of our business entails employing individuals on a temporary basis and placing such individuals in clients’ workplaces. Increased government regulation of the workplace or of the employer-employee relationship could have a material adverse affect on Kforce.

If Kforce becomes subject to material liabilities under our self-insured programs, our financial results may be adversely affected.

Kforce provides workers compensation coverage through a program that is partially self-insured. In addition, we provide medical coverage to our employees through a partially self-insured preferred provider organization. If we become subject to substantial uninsured workers compensation or medical coverage liabilities, our financial results may be adversely affected.

Future changes in reimbursement trends could hamper our clients’ ability to pay Kforce.

Many of Kforce’s healthcare clients are reimbursed under the Federal Medicare program and state Medicaid programs for the services they provide. In recent years, Federal and state governments have made significant changes in these programs that have reduced government rates. In addition, insurance companies and managed care organizations seek to control costs by requiring that healthcare providers, such as hospitals, discount their services in exchange for exclusive or preferred participation in their benefit plans. Future Federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients’ reimbursement. Limitations on reimbursement could reduce our clients’ cash flow, hampering their ability to pay us. This situation could have a significant impact on our cash flow.

Significant increases in payroll-related costs could adversely affect Kforce’s business.

Kforce is required to pay a number of Federal, state, and local payroll and related costs, including unemployment taxes, workers compensation and insurance, FICA, and Medicare, among others, for our employees. Significant increases in the effective rates of any payroll-related costs likely would have a material adverse effect upon Kforce. Costs could also increase as a result of health care reforms or the possible imposition of additional requirements and restrictions related to the placement of personnel. Recent Federal and state legislative proposals have included provisions extending health insurance benefits to personnel who currently do not receive such benefits. We may not be able to increase the fees charged to our clients in a timely manner and in a sufficient amount to cover increased costs, if any such proposals are adopted.

Kforce depends on the proper functioning of our information systems.

Kforce is dependent on the proper functioning of information systems in operating its business. Critical information systems are used in every aspect of Kforce’s daily operations, most significantly, in the identification and matching of staffing resources to client assignments and in the customer billing and consultant payment functions. Kforce’s information systems are protected through physical and software safeguards including the use of a third party data processing center. However, Kforce and its systems are still vulnerable to natural disasters (we are headquartered in a hurricane prone area), fire, terrorist acts, power loss, telecommunications failures, physical or software break-ins, computer viruses and similar events. If our critical information systems fail or are otherwise unavailable, we would have to accomplish these functions manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and clinical records reliably, and to bill for services efficiently. In addition, we depend on third-party vendors for certain functions whose future performance and reliability we can not warrant.

Due to inherent limitations, there can be no assurance that our system of disclosure and internal controls and procedures will be successful in preventing all errors and fraud, or in making all material information known in a timely manner to management.

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and internal controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within Kforce have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control.

The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, a control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Kforce may not be able to maintain sufficient cash flow or borrowing capacity to support operations.

Kforce’s liquidity may be adversely impacted by covenants in our Credit Facility. On October 2, 2006, Kforce entered into a Second Amended and Restated Credit Agreement with a syndicate led by Bank of America, N.A. (“The Credit Facility”). Under the Credit Facility, Kforce increased its indebtedness under its existing $100 million revolving credit facility. Kforce’s maximum borrowings under the Credit Facility are now limited to $140 million, including a revolving loan tranche of up to $100 million (the “Revolving Loan Amount”), an additional revolving loan tranche (the “Additional Availability Amount”) of up to $25 million, and a $15 million sub-limit for letters of credit. Borrowings under the Credit Facility are limited to 85% of eligible accounts receivable, plus the lesser amount of $25 million or 20% of the net amount of eligible accounts receivable, minus certain minimum availability reserves. Under the Credit Facility, Kforce is required to meet certain minimum availability and fixed charge coverage ratio requirements and is prohibited from making any dividend distributions. The Additional Availability Amount is reduced by $1.25 million per month beginning November 2006, until the Additional Availability Amount is entirely eliminated, which will result in its elimination no later than June 2008. The Credit Facility expires on November 3, 2011.

At no time during the existence of the Credit Facility have we ever failed to meet the minimum availability and fixed charge coverage ratio requirements. If we did not comply with these financial covenants, such a breach of the Credit Facility could materially adversely affect our liquidity and financial condition and could result, among other things, in the acceleration of all amounts borrowed under the Credit Facility.

Adverse results in tax audits could result in significant cash expenditures or exposure to unforeseen liabilities.

Kforce is subject to periodic Federal, state and local tax audits for various tax years. Although Kforce attempts to comply with all taxing authority regulations, adverse findings or assessments made by the taxing authorities as the result of an audit could have a material adverse affect on Kforce.

Kforce’s success depends upon retaining the services of its management team.

Kforce is highly dependent on its management team and expects that continued success will depend largely upon their efforts and abilities. The loss of the services of any key executive for any reason could have a material adverse effect upon Kforce. Success also depends upon our ability to identify, develop, and retain qualified operating employees; particularly management, client servicing, and candidate recruiting employees. Kforce expends significant resources in the recruiting and training of its employees, as the pool of available applicants for these positions is limited. The loss of some of our key operating employees could have an adverse effect on our operations, including our ability to establish and maintain client and candidate, professional and technical relationships.

Kforce’s stock price may be volatile.

Kforce’s common stock is traded on The NASDAQ Global Select Market under the symbol “KFRC.” The market price of our stock has fluctuated substantially in the past and could fluctuate substantially in the future, based on a variety of factors, including our operating results, changes in general conditions in the economy, the financial markets, the employment services industry, or other developments affecting us, our clients, or our competitors, some of which may be unrelated to our performance.

In addition, the stock market in general, especially The NASDAQ Global Select Market tier, along with market prices for staffing companies, has experienced volatility that has often been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating results.

Among other things, volatility in our stock price could mean that investors will not be able to sell their shares at or above the prices that they pay. The volatility also could impair our ability in the future to offer common stock as a source of additional capital or as consideration in the acquisition of other businesses.

Provisions in Kforce’s articles and bylaws and under Florida law may have certain anti-takeover effects.

Kforce’s articles of incorporation and bylaws and Florida law contain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination. In particular, our articles of incorporation provide for a staggered board of directors and permit the removal of directors only for cause. Additionally, management may issue up to 15 million shares of preferred stock, and fix the rights and preferences thereof, without a further vote of the shareholders. In addition, certain of our officers and managers have employment agreements containing certain provisions that call for substantial payments to be made to such employees in certain circumstances upon a change in control. Certain of these provisions may discourage a future acquisition of Kforce, including an acquisition in which shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. Moreover, the existence of these provisions may have a depressive effect on the market price of our common stock.

RISKS RELATED TO OUR GOVERNMENT BUSINESSES

In 2006, Kforce acquired Pinkerton Computer Consultants, Inc., now named Kforce Government Solutions, Inc. (“KGS”) and Bradson Corporation (“Bradson”). These firms, which operate as subsidiaries of Kforce, are substantially dedicated to contracting with and serving U.S. Federal government agencies (hereafter “Federal agency business”). Federal contractors, including KGS and Bradson, face a number of risks, including the following:

Our failure to comply with complex procurement laws and regulations could cause us to lose business, incur additional costs, and subject us to a variety of penalties.

We must comply with complex laws and regulations relating to the formation, administration, and performance of Federal government contracts. These laws and regulations create compliance risk and affect how we do business with our Federal agency clients, and may impose added costs on our business.

If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, harm to our reputation, suspension of payments, fines, and suspension or debarment from doing business with Federal government agencies. The government may in the future reform its procurement practices or adopt new contracting rules and regulations, including cost accounting standards, that could be costly to satisfy or that could impair our ability to obtain new contracts. A failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions, or suspension or debarment from contracting with the Federal government, each of which could lead to a material reduction in our revenue and operating results.

Our employees may engage in misconduct or other improper activities, which could harm our business.

Like all government contractors, we are exposed to the risk that employee fraud or other misconduct could occur. Misconduct by our employees could include intentional failures to comply with Federal government procurement regulations, engaging in unauthorized activities, seeking reimbursement for improper expenses or falsifying time records. Employee misconduct could also involve the improper use of our clients’ sensitive or classified information, which could result in regulatory sanctions against us and serious harm to our reputation. It is not always possible to deter employee misconduct, and precautions to prevent and detect this activity may not be effective in controlling such risks or losses, which could adversely affect our business.

Our Federal agency business is dependent upon maintaining our reputation, our relationships and our performance.

The reputation and relationships that we have established and maintain with government personnel and agencies are important to maintaining existing business and identifying new business. If our reputation or relationships were damaged, it could have a material adverse impact. In addition, if our performance does not meet agency expectations, our revenue and operating results could be materially harmed.

Competition is intense in the Federal agency business.

There is often intense competition to win Federal agency contracts. If we are unable to successfully compete for new business or win competitions to maintain existing business, our revenue growth and margins may decline. Many of our competitors are larger and have greater resources than we do, larger client bases, and greater brand recognition. Our larger competitors also may be able to provide clients with different or greater capabilities or benefits than we can provide.

Loss of our General Services Administration (“GSA”) schedule contracts would impair our ability to win new business.

GSA schedule contracts constitute a significant percentage of revenue from our Federal agency clients. If we were to lose one or more of these contracts, we could lose revenue and our operating results could be adversely affected. These contracts typically have an initial term with multiple options that may be exercised by our government agency clients to extend the contract for successive periods of one or more years. We can provide no assurance that our clients will exercise these options.

Unfavorable government audit results could force us to refund previously recognized revenues and could subject us to a variety of penalties and sanctions.

The Federal agencies can audit and review our performance on contracts, pricing practices, cost structure, and compliance with applicable laws, regulations, and standards. An audit of our work, including an audit of work performed by companies Kforce has acquired or may acquire, or subcontractors we have hired or may hire, could force us to refund previously recognized revenues.

If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with U.S. Federal government agencies. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us, whether or not true.

If we were suspended or debarred from contracting with the Federal government generally or with any specific agency, if our reputation or relationships with government agencies were impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our revenue and operating results would be materially adversely affected.

Our failure to obtain and maintain necessary security clearances may limit our ability to perform classified work for government clients, which could cause us to lose business.

Some government contracts require us to maintain facility security clearances and require some of our employees to maintain individual security clearances. If our employees lose or are unable to timely obtain security clearances, or we lose a facility clearance, a government agency client may terminate the contract or decide not to renew it upon its expiration.

Security breaches in sensitive government systems could result in loss of our clients and cause negative publicity.

Many of the systems we develop, install, and maintain involve managing and protecting information used in intelligence, national security, and other sensitive or classified government functions. A security breach in one of these systems could cause serious harm to our business, damage our reputation, and prevent us from being eligible for further work on sensitive or classified systems for Federal government clients. We could incur losses from such a security breach that could exceed the policy limits under our insurance. Damage to our reputation or limitations on our eligibility for additional work resulting from a security breach in one of our systems could materially reduce our revenue.

Changes in the spending policies or budget priorities of the Federal government could cause us to lose revenue.

Changes in Federal government fiscal or spending policies could adversely affect our government agency business.

The failure by Congress to approve budgets on a timely basis for the Federal agencies we support could delay or reduce spending and cause us to lose revenue.

On an annual basis, Congress must approve budgets that govern spending by each of the Federal agencies we support. When Congress is unable to agree on budget priorities and is unable to pass the annual budget on a timely basis, Congress typically enacts a continuing resolution. A continuing resolution allows government agencies to operate at spending levels approved in the previous budget cycle. When government agencies must operate under a continuing resolution, it may delay funding we expect to receive from clients on work we are already performing and will likely result in any new initiatives being delayed, and potentially cancelled.

USE OF PROCEEDS

The shares of common stock offered by this Reoffer Prospectus are being registered for the account of the Selling Shareholders. Kforce will not receive any proceeds from the sale of the shares of common stock by the Selling Shareholders.

SELLING SHAREHOLDERS

This Reoffer Prospectus relates to the reoffer and resale of our common stock that may be issued under the Stock Incentive Plan to the Selling Shareholders, who may be deemed to be “affiliates” of Kforce (as that term is defined in Rule 405 of the Securities Act of 1933, as amended). We will supplement this Reoffer Prospectus from time to time as required by the rules of the Securities and Exchange Commission among other things to include certain information concerning the security ownership of the Selling Shareholders or any new Selling Shareholder or the number of shares offered for resale.

The following table sets forth (1) the name of the Selling Shareholders and their positions, offices or other material relationship with Kforce, its predecessors or affiliates within the past three years; (2) the number of shares of common stock beneficially owned prior to the offering; (3) the number of shares covered by the Reoffer Prospectus; and (4) the number and percentage of shares of common stock to be beneficially owned after completion of the offering.

Name of Selling Shareholder	Position, office or other material relationship with registrant within the past three years(1)	Number of shares beneficially owned prior to the offering (2)(3)(4)	Number of shares covered by this Reoffer Prospectus (5)(6)	Number of shares to be beneficially owned after completion of the offering and percentage (if one percent or more) (7)(8)
				Number	Percentage
John Allred	Director	96,750	5,000	96,750	*

Michael Blackman	Senior Vice President, Investor Relations	98,535	5,000	93,535	*

W.R. Carey, Jr.	Director	118,238	5,000	118,238	*

David Dunkel	Chairman of the Board and Chief Executive Officer	3,377,529	351,293	3,281,959	7.73%

Michael Ettore	Senior Vice President and Chief Information Officer	228,276	51,679	186,820	*

Mark Furlong	Director	46,955	5,000	46,955	*

David Kelly	Vice President, Finance	48,100	4,000	44,100

Joseph Liberatore	Senior Vice President, Chief Financial Officer and Secretary	506,907	112,971	446,485	1.08%

Stephen McMahan	Senior Vice President and Chief Sales Officer	121,785	50,679	81,329	*

Patrick Moneymaker	Former director of Kforce Inc. and current Chief Executive Officer of Kforce Government Holdings Inc.	0	5,000	0	*

Elaine D Rosen	Director	11,000	5,000	11,000	*

William Sanders	President	963,896	201,379	902,900	2.17%

Ralph Struzziero	Director	155,819	5,000	155,819	*

Howard Sutter	Vice Chairman and Director	1,853,588	10,000	1,843,588	4.48%

Gordon Tunstall	Director	25,000	5,000	25,000	*

*	Less than 1% of the outstanding common stock
(1)	Unless otherwise noted in the table above, each of the directors and officers listed in the table are officers or directors of Kforce Inc.
(2)	Beneficial ownership is determined based on the number of shares of common stock outstanding as of April 19, 2007. Beneficial ownership of the shares underlying options are reflected only to the extent they are exercisable within 60 days of the date of this Reoffer Prospectus. As a result, the “Shares Beneficially Owned” column may not reflect all of the shares that may be sold pursuant to this Reoffer Prospectus.
(3)	Includes a number of shares subject to purchase pursuant to currently exercisable options as follows: Mr. Allred, 49,326; Mr. Blackman 93,535; Mr. Carey, 78,238; Mr. Dunkel, 1,418,048; Mr. Ettore, 136,022; Mr. Furlong, 29,855; Mr. Kelly, 44,100; Mr. Liberatore, 352,928; Mr. McMahan 80,948; Ms. Rosen, 10,000; Mr. Sanders, 631,865; Mr. Struzziero, 14,464; Mr. Sutter, 164,767; and Mr. Tunstall, 25,000.
(4)	Includes the number of shares of restricted stock that are beneficially owned as follows: Mr. Blackman, 5,000, Dunkel, 95,570; Mr. Ettore, 41,456; Mr. Kelly, 4,000; Mr. Liberatore, 60,422; Mr. McMahan 40,456, Mr. Sanders, 60,996 and Mr. Sutter, 10,000.
(5)	Includes a number of shares issuable upon exercise of options, not exercisable within 60 days after the date of this Reoffer Prospectus, and granted under the Stock Incentive Plan as follows: Mr. Allred, 5,000; Mr. Carey, 5,000; Mr. Furlong, 5,000; Mr. Moneymaker, 5,000; Ms. Rosen, 5,000; Mr. Struzziero, 5,000; and Mr. Tunstall, 5,000.
(6)	Includes the number of shares issuable upon exercise of stock appreciation rights, not exercisable within 60 days after the date of this Reoffer Prospectus, and granted under the Stock Incentive Plan as follows: Mr. Dunkel, 255,723; Mr. Ettore, 10,223; Mr. Liberatore, 52,549; Mr. McMahan, 10,223; and Mr. Sanders, 140,383.
(7)	Assuming the sale of all shares of common stock underlying restricted stock, options and stock appreciation rights registered for the account of the Selling Shareholders, and granted under the Stock Incentive Plan, regardless when the restricted stock vests or the options and stock appreciation rights become exercisable. The Selling Shareholders may sell all, some or no portion of the common stock registered under this Reoffer Prospectus.
(8)	Based on 41,032,411 shares of common stock outstanding as of April 19, 2007. Common stock deemed to be beneficially owned by virtue of the right of any person to acquire these shares whether or not exercisable within 60 days of the date of this Reoffer Prospectus is treated as outstanding only for purposes of determining the percentage owned by such person.

PLAN OF DISTRIBUTION

The common stock covered by this Reoffer Prospectus may be offered and sold from time to time by the Selling Shareholders or their transferees in one or more of the following transactions:

•

cross trades or block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Reoffer Prospectus;

•	“at the market” to or through market makers or into an existing market for the common stock;

•

ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long sales or short sales in compliance with Section 16(c) of the Securities Exchange Act of 1934;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through transactions in options, swaps or other derivatives, whether exchange-listed or otherwise;

•	any combination of the foregoing methods; or

•	by any other legally available means.

The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares of common stock or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of common stock in the course of hedging the positions they assume with certain Selling Shareholders. The Selling Shareholders may also sell the common stock short and redeliver the stock to close out such short positions. Such Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery of the common stock to the broker-dealer. The broker-dealer may then resell or otherwise transfer such common stock pursuant to this Reoffer Prospectus. The Selling Shareholders also may loan or pledge the common stock to a broker-dealer. The broker-dealer may sell the common stock so loaned, or upon a default the broker-dealer may sell the pledged common stock, pursuant to this Reoffer Prospectus.

Any transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Shareholders may effect such transactions by selling common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or commissions from purchasers of the common stock for whom they may act as agent. The Selling Shareholders and any broker-dealers or agents that participate in the distribution of common stock by them might be deemed to be underwriters, and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act of 1933.

The common stock will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have informed the Selling Shareholders that the anti-manipulation rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have informed them of the requirement for delivery of this Reoffer Prospectus in connection with any sale of our common stock offered by this Reoffer Prospectus. All expenses of registration incurred in connection with the sale of the shares of common stock offered by this Reoffer Prospectus are being borne by us, but any brokerage commissions and other expenses incurred by a Selling Shareholder will be borne by such Selling Shareholder.

Any of our common stock covered by this Reoffer Prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under that rule rather than pursuant to this Reoffer Prospectus. Upon notification to us by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale or purchase of our common stock, we will file a supplement to this Reoffer Prospectus, if required, disclosing:

•	the name of the participating broker-dealer(s);

•	the amount of common stock involved;

•	the price at which such common stock was sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Reoffer Prospectus; and

•	other facts material to the transaction.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the shares of common stock offered hereby have been passed upon for Kforce by Holland & Knight LLP, Tampa, Florida.

EXPERTS

The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

MATERIAL CHANGES

There has been no material changes in Kforce’s affairs which has occurred since December 31, 2005, and which has not been described in a report on Form 10-Q or Form 8-K filed under the Securities Exchange Act of 1934.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements, and other documents with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F. Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of its public reference room. The SEC also maintains an Internet Website at http://www.sec.gov that contains our reports, proxy and information statements, and other information that we file electronically with the SEC.

This Reoffer Prospectus is part of a Registration Statement that we filed with the SEC. The Registration Statement contains more information than this Reoffer Prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy of the Registration Statement from the SEC at the address listed above or from the SEC’s Internet Website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Reoffer Prospectus, and later information that we file with the SEC will automatically update and supersede this information. The documents incorporated by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2006 (including information specifically incorporated into our Form 10-K from our definitive Proxy Statement);

•

all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006 (other than any portion of such filings that are furnished under applicable SEC rules rather than filed);

•	The Description of our Common Stock contained in our registration statement on Form S-3 filed with the SEC on May 24, 2002; and

•

all documents filed by Kforce (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Reoffer Prospectus and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner of securities offered under this Reoffer Prospectus, to whom a Reoffer Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated by reference in this Reoffer Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or this Reoffer Prospectus. You can request those documents from our Investor Relations Department at:

Kforce Inc.

1001 East Palm Avenue

Tampa, Florida 33605

Telephone: (813) 552-5000

REOFFER PROSPECTUS

UP TO 3,000,000 SHARES OF

COMMON STOCK,

PAR VALUE $0.01 PER SHARE OF

KFORCE INC.

April 27, 2007

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Registrant, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Commission File No. 000-26058, are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (including information specifically incorporated into the Registrant’s Form 10-K from the Registrant’s definitive Proxy Statement);

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006 (other than any portion of such filings that are furnished under applicable SEC rules rather than filed); and

(c) The Description of the Registrant’s Common Stock contained in our registration statement on Form S-3 filed with the SEC on May 24, 2002.

All documents subsequently filed by the Registrant (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is a Florida corporation. The Florida Business Corporation Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided, further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Article V of the Registrant’s Bylaws provides that the Registrant shall indemnify any director, officer, employee or agent or any former director, officer, employee or agent to the full extent permitted by Florida law. The Registrant has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description
4.1	Form of Stock Certificate, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-03393) filed May 9, 1996.

4.2	Amended and Restated Articles of Incorporation, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-03393) filed May 9, 1996.

4.3	Articles of Amendment to Articles of Incorporation, incorporated by reference to the Registrant’s Registration Statement on Form S-4/A (File No. 333-111566) filed February 9, 2004, as amended.

4.4	Articles of Amendment to Articles of Incorporation, incorporated by reference to the Registrant’s Registration Statement on Form S-4/A (File No. 333-111566) filed February 9, 2004, as amended.

4.5	Articles of Amendment to Articles of Incorporation, incorporated by reference to the Registrant’s Registration Statement on Form S-4/A (File No. 333-111566) filed February 9, 2004, as amended.

4.6	Articles of Amendment to Articles of Incorporation, incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-26058) filed May 17, 2000.

4.7	Articles of Amendment to Articles of Incorporation, incorporated by reference to the Registrant’s Annual Report on Form 10-K (File No. 000-26058) filed March 29, 2002.

4.8	Amended & Restated Bylaws, incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-26058) filed February 7, 2007.

4.9	Rights Agreement, dated October 28, 1998, between Romac International, Inc. and State Street Bank and Trust Company as Rights Agent, incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-26058) filed October 29, 1998.

4.10	Amendment to Rights Agreement dated as of October 24, 2000, incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-26058) filed November 3, 2000.

4.11	Kforce Inc. 2006 Stock Incentive Plan, incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 000-26058) filed April 24, 2006.

5.1	Opinion of Holland & Knight LLP.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (contained on the signature page).

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on April 27, 2007.

Kforce Inc.

By:	/s/ David L. Dunkel
David L. Dunkel
Chief Executive Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Dunkel and William L. Sanders, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ David L. Dunkel David L. Dunkel	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2007

By:	/s/ Joseph J. Liberatore Joseph J. Liberatore	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	April 27, 2007

By:	/s/ John N. Allred John N. Allred	Director	April 27, 2007

By:	/s/ W.R. Carey, Jr. W.R. Carey, Jr.	Director	April 27, 2007

By:	/s/ Richard M. Cocchiaro Richard M. Cocchiaro	Vice Chairman of the Board, Vice President and Director	April 27, 2007

By:	/s/ Mark F. Furlong Mark F. Furlong	Director	April 27, 2007

By:	/s/ Elaine D. Rosen Elaine D. Rosen	Director	April 27, 2007

By:	/s/ Ralph E. Struzziero Ralph E. Struzziero	Director	April 27, 2007

By:	/s/ Howard W. Sutter Howard W. Sutter	Vice Chairman of the Board, Vice President and Director	April 27, 2007

By:	/s/ Gordon Tunstall Gordon Tunstall	Director	April 27, 2007

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Form of Stock Certificate, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-03393) filed May 9, 1996.

4.2	Amended and Restated Articles of Incorporation, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-03393) filed May 9, 1996.

4.3	Articles of Amendment to Articles of Incorporation, incorporated by reference to the Registrant’s Registration Statement on Form S-4/A (File No. 333-111566) filed February 9, 2004, as amended.

4.4	Articles of Amendment to Articles of Incorporation, incorporated by reference to the Registrant’s Registration Statement on Form S-4/A (File No. 333-111566) filed February 9, 2004, as amended.

4.5	Articles of Amendment to Articles of Incorporation, incorporated by reference to the Registrant’s Registration Statement on Form S-4/A (File No. 333-111566) filed February 9, 2004, as amended.

4.6	Articles of Amendment to Articles of Incorporation, incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-26058) filed May 17, 2000.

4.7	Articles of Amendment to Articles of Incorporation, incorporated by reference to the Registrant’s Annual Report on Form 10-K (File No. 000-26058) filed March 29, 2002.

4.8	Amended & Restated Bylaws, incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-26058) filed February 7, 2007.

4.9	Rights Agreement, dated October 28, 1998, between Romac International, Inc. and State Street Bank and Trust Company as Rights Agent, incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-26058) filed October 29, 1998.

4.10	Amendment to Rights Agreement, dated as of October 24, 2000, incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 000-26058) filed November 3, 2000.

4.11	Kforce Inc. 2006 Stock Incentive Plan, incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 000-26058) filed April 24, 2006.

5.1	Opinion of Holland & Knight LLP.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (contained on the signature page).